EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter Earnings

MARIETTA, Pa., April 24, 2009 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported that its net income for the first quarter ended March 31, 2009 was $169,804, or $.01 per share of Class A common stock on a diluted basis, compared to $6,559,083, or $.26 per share of Class A common stock on a diluted basis, for the first quarter of 2008. As Donegal Group previously announced, higher losses and loss expenses from claim activity attributable to severe winter weather in the Company's operating areas and an unusually large number of fire losses adversely impacted the Company's net income for the first quarter of 2009.

The Company's revenues for the first quarter of 2009 were $95,487,364, an increase of 6.3% over the year-earlier period, with net premiums earned of $88,349,543, representing a 7.7% increase over the first quarter of 2008. Net premiums written in the first quarter of 2009 were $88,003,128, an expected decrease from net premiums written in the first quarter of 2008, when the Company received a transfer of $13.6 million in unearned premiums pursuant to a change in the pooling agreement between Atlantic States Insurance Company and Donegal Mutual Insurance Company effective March 1, 2008. The Company expects its 2009 reinsurance costs will be comparable to those incurred for 2008, as modest rate increases for certain reinsurance coverage were offset by a rate reduction resulting from the Company's decision to increase its per loss retention from $600,000 to $750,000 effective January 1, 2009.

Net investment income decreased modestly to $5,357,589 for the first quarter of 2009, compared to $5,691,741 for the first quarter of 2008. The impact of lower short-term interest rates during the first quarter of 2009 offset investment income attributable to an increase in average invested assets compared to the year earlier period. The Company did not recognize any other-than-temporary impairments in its securities portfolio in the first quarter of 2009.

The Company's combined ratio was 105.9% for the first quarter of 2009, compared to 97.8% for the first quarter of 2008. The increase in the Company's combined ratio resulted from an increase in its loss ratio during the first quarter of 2009 to 74.7%, compared to the loss ratio of 65.6% the Company posted for the first quarter of 2008. The Company incurred a substantial number of wind, hail and fire claims throughout its operating regions in the 2009 period. The Company's reinsurance program limited the impact of several weather events occurring in the Mid-Atlantic and Midwest regions. The Company's expense ratio decreased to 31.0% for the first quarter of 2009, compared to 31.9% for the first quarter of 2008, reflecting the benefits of increased net premiums earned during the first quarter of 2009 and expense savings initiatives commenced in the fourth quarter of 2008. Both quarterly periods reflected reduced levels of underwriting-based incentive compensation costs due to loss ratios that were higher in those periods. The Company previously announced that it accrued $1.4 million on a pre-tax basis during the first quarter of 2009 related to an adverse court ruling in a contested premium tax issue, which the Company is appealing. The impact of this court ruling is not expected to have a material impact on the Company's future results of operations.

The Company's total stockholders' equity, or book value, increased to $368,349,746, a per common share amount of $14.47, at March 31, 2009, compared to $363,583,865, a per common share amount of $14.29, at December 31, 2008. The Company attributes this increase in book value primarily to net unrealized gains in the fair value of its available-for-sale fixed maturity investments during the first quarter of 2009.

"We are disappointed to report adverse underwriting results for the first quarter, but we do not believe that the increased claim activity reflects any deficiency in our underwriting process. In spite of the numerous challenges we faced in the first quarter, we are pleased that our conservative investment philosophy has once again contributed to an increase in our book value. We continue to be well-positioned to take advantage of opportunities that might arise," stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.

The Company's board of directors has declared a regular quarterly cash dividend payable May 15, 2009 of $.1125 per share of Class A common stock and $.10 per share of Class B common stock to stockholders of record as of the close of business on May 1, 2009. These dividends represent percentage increases of 7.1% for the Company's Class A common stock and 8.1% for the Company's Class B common stock compared to the previous quarterly cash dividend.

The Company will hold a conference call and webcast on Friday, April 24, 2009, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and six Midwestern states (Iowa, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, conditions resulting from the ongoing recession in the United States, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that the Company describes from time to time in its filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                          Donegal Group Inc.
                         Financial Highlights
                             (unaudited)

                                               Quarter Ended March 31
                                              ------------------------
                                                  2009         2008
                                              -----------  -----------

 Net premiums earned                          $88,349,543  $82,007,766
 Investment income, net of investment
  expenses                                      5,357,589    5,691,741
 Net realized investment gains                    258,855      695,356
 Total revenues                                95,487,364   89,792,103

 Net income                                   $   169,804  $ 6,559,083

 Net income per common share:
   Class A common stock - basic               $      0.01  $      0.26
                                              -----------  -----------
   Class A common stock - diluted             $      0.01  $      0.26
                                              -----------  -----------
   Class B common stock - basic and diluted   $      0.01  $      0.24
                                              -----------  -----------

                          Donegal Group Inc.
                  Consolidated Statements of Income
             (unaudited; in thousands, except share data)

                                               Quarter Ended March 31
                                              ------------------------
                                                  2009         2008
                                              -----------  -----------

 Net premiums earned                          $    88,349  $    82,008
 Investment income, net of investment
  expenses                                          5,357        5,692
 Net realized investment gains                        259          695
 Lease income                                         222          244
 Installment payment fees                           1,300        1,153
                                              -----------  -----------
   Total revenues                                  95,487       89,792
                                              -----------  -----------

 Net losses and loss expenses                      65,949       53,785
 Amortization of deferred policy acquisition
  costs                                            14,733       13,719
 Other underwriting expenses                       12,677       12,403
 Other expenses                                       468          499
 Policyholder dividends                               243          270
 Interest                                           1,205          613
                                              -----------  -----------
   Total expenses                                  95,275       81,289
                                              -----------  -----------

 Income before income tax expense                     212        8,503
 Income tax expense                                    42        1,944
                                              -----------  -----------

 Net income                                   $       170  $     6,559
                                              ===========  ===========

 Net income per common share:
   Class A common stock - basic               $      0.01  $      0.26
                                              -----------  -----------
   Class A common stock - diluted             $      0.01  $      0.26
                                              -----------  -----------
   Class B common stock - basic and diluted   $      0.01  $      0.24
                                              -----------  -----------

 Supplementary Financial Analysts' Data

 Weighted-average number of shares
  outstanding:
   Class A common stock - basic                19,883,429   19,787,849
                                              -----------  -----------
   Class A common stock - diluted              19,883,429   19,930,680
                                              -----------  -----------
   Class B common stock - basic and diluted     5,576,775    5,576,775
                                              -----------  -----------

 Net written premiums                         $    88,003  $    99,675
                                              -----------  -----------

 Book value per common share at end of
  period                                      $     14.47  $     14.01
                                              -----------  -----------

                       Donegal Group Inc.
                   Consolidated Balance Sheets
                         (in thousands)

                                               March 31,   December 31,
                                                 2009          2008
                                              -----------  -----------
                                              (unaudited)

 ASSETS
 Investments:
   Fixed maturities:
     Held to maturity, at amortized cost      $    90,023  $    99,878
     Available for sale, at fair value            485,222      445,816
   Equity securities, at fair value                 7,906        5,895
   Investments in affiliates                        8,707        8,594
   Short-term investments, at cost                 47,760       71,953
                                              -----------  -----------
       Total investments                          639,618      632,136
 Cash                                               2,291        1,831
 Premiums receivable                               56,804       55,337
 Reinsurance receivable                            83,104       79,953
 Accrued investment income                          6,563        6,656
 Deferred policy acquisition costs                 29,626       29,541
 Prepaid reinsurance premiums                      52,090       51,436
 Property and equipment, net                        6,999        6,687
 Deferred tax asset, net                            8,665       10,995
 Other assets                                       4,619        5,537
                                              -----------  -----------
     Total assets                             $   890,379  $   880,109
                                              ===========  ===========

                          Donegal Group Inc.
               Consolidated Balance Sheets (continued)
                            (in thousands)

                                               March 31,   December 31,
                                                 2009          2008
                                              -----------  -----------
                                              (unaudited)

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
   Losses and loss expenses                   $   249,158  $   239,809
   Unearned premiums                              229,321      229,014
   Accrued expenses                                11,762       14,150
   Subordinated debentures                         15,465       15,465
   Due to affiliate                                 1,155        3,148
   Accounts payable - securities                    7,262        1,821
   Other liabilities                                7,906       13,118
                                              -----------  -----------
     Total liabilities                            522,029      516,525
                                              -----------  -----------
 Stockholders' equity:
   Preferred stock                                     --           --
   Class A common stock                               205          205
   Class B common stock                                56           56
   Additional paid-in capital                     163,461      163,137
   Accumulated other comprehensive income           6,053        1,714
   Retained earnings                              207,323      207,182
   Treasury stock, at cost                         (8,748)      (8,710)
                                              -----------  -----------
     Total stockholders' equity                   368,350      363,584
                                              -----------  -----------
     Total liabilities and stockholders'
      equity                                  $   890,379  $   880,109
                                              ===========  ===========

CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President & Chief Financial
           Officer
          (717) 426-1931
          Fax: (717) 426-7009
          jeffmiller@donegalgroup.com